                                                                    EXHIBIT 99.3

          FEDERAL
Federal Paper Board Company, Inc.                John R. Kennedy


                                                    President
    Executive Offices

                                                                February 9, 1996

Dear Federal Paper Board Company Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Federal Paper Board Company, Inc. ("Federal Paper Board"), which will be held on March 12, 1996, at Shearman & Sterling, 599 Lexington Avenue, 2nd Floor Conference Center, New York, New York 10022, at 9:30 a.m., local time (the "Special Meeting").

  At the Special Meeting, you will be asked to approve the Restated and Amended Agreement and Plan of Merger, dated as of November 6, 1995 and amended as of February 8, 1996 (the "Merger Agreement"), among Federal Paper Board, International Paper Company ("International Paper"), and Focus Merger Co., Inc., a wholly owned subsidiary of International Paper ("Merger Sub"). The Merger Agreement provides for the merger of Federal Paper Board with and into Merger Sub (the "Merger"), pursuant to which Federal Paper Board would become a wholly owned subsidiary of International Paper.

  Pursuant to the terms of the Merger Agreement, each outstanding share of Federal Paper Board common stock ("FPB Common Stock"), other than shares as to which dissenters' rights may have been properly exercised and shares held in treasury by Federal Paper Board or by any of its subsidiaries, shall be converted into, at the election of the holder of such share, the right to receive one of the following (or a combination of both as determined under the Merger Agreement): (i) the number of shares of International Paper common stock ("IP Common Stock") determined by dividing $55.00 by the average of the last sales price of IP Common Stock on the New York Stock Exchange, Inc. Composite Tape for the 20 consecutive trading days ending on the trading day which is five days prior to the closing of the Merger, subject to the limitation that not more than 1.612 nor fewer than 1.275 shares of IP Common Stock will be issued per share of FPB Common Stock so converted; or (ii) $55.00 in cash. The election to receive cash or IP Common Stock will be subject to adjustment so that approximately 49% of the outstanding shares of FPB Common Stock will be exchanged for cash, and 51% will be exchanged for shares of IP Common Stock. Federal Paper Board shareholders will have the right to elect to receive for each of their shares of FPB Common Stock either IP Common Stock or cash, but may receive a combination thereof based upon the foregoing adjustments. A yellow form of election which you can use to elect whether you wish to receive IP Common Stock or cash in exchange for your shares of FPB Common Stock will be sent to you shortly in a separate envelope.

  THE BOARD OF DIRECTORS OF FEDERAL PAPER BOARD HAS DETERMINED THAT THE MERGER, UPON THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT, IS FAIR TO, AND IN THE BEST INTERESTS OF, FEDERAL PAPER BOARD AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

  In view of the importance of the action to be taken at the Special Meeting, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus, which contains information about Federal Paper Board and International Paper and describes in detail the Merger and certain related matters, including the procedures and deadline for submitting a properly completed form of election.
 75 Chestnut Ridge Road Montvale New Jersey 07645 201 391-1776 Fax 201 307-6132

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND, IF YOU WISH, VOTE YOUR SHARES OF FPB COMMON STOCK IN PERSON.

  We look forward to seeing you at the Special Meeting.

                                         Sincerely yours,

                                         /s/ John R. Kennedy
                                         John R. Kennedy
                                         President and Chief Executive Officer


                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

                  HOLDERS OF FPB COMMON STOCK SHOULD NOT SEND
               STOCK CERTIFICATES WITH THEIR WHITE PROXY CARDS.